SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date earliest event reported): October 17, 1996

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado            0-17267            84-1095959
(State or other        (Commission        (I.R.S. Employer
jurisdiction           File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)            (zip code)

Registrant's telephone number including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)

                              -1-


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated October 17, 1996, the text of which was as follows:

Mallon Oil Company, a unit of Mallon Resources Corporation (Nasdaq: "MLRC"), today announced that the Registration Statement covering the offering of 2,000,000 shares of the Company's Common Stock has been declared effective by the Securities and Exchange Commission, and that the offering of such shares to the public has commenced at a price of $6.50 per share. The size of the offering was increased from the originally planned 1,800,000 shares. Rodman & Renshaw, Inc. acted as managing underwriter.

The net proceeds from the offering will be used primarily to finance the Company's oil and gas drilling activities and to acquire certain preferred shares.

Mallon is headquartered in Denver, Colorado. Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon also owns 14 million shares of common stock of Laguna Gold Company, a company engaged in the exploration for and development of gold and silver in Costa Rica. Laguna Gold Company is traded on the Toronto Stock Exchange under the symbol "LGC."

A copy of the prospectus may be obtained from Rodman & Renshaw, Inc., Two World Financial Center, 30th Floor, 225 Liberty Street,
New York, 10281, Attn:  Ann Grogono.

                              Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	Mallon Resources Corporation

October 17, 1996	_________________________________
	Roy K. Ross, Executive Vice President